Exhibit 2.4

Execution

AMENDMENT NO. 2 TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT (“Amendment”) is made and dated as of September 15, 2015 (the “Amendment Date”), by and among DAVID LEIF GREN (“Gren”), RIO ASSET HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), RIO ASSET HOLDCO, LLC, a Delaware limited liability company (“Holdings”), (each of Holdings and Holdco individually is referred to sometimes as a “Buyer” and collectively as the “Buyers”), HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Hampshire”), HAMPSHIRE INTERNATIONAL, LLC, a Delaware limited liability company (“International”) (Hampshire and International individually are referred to sometimes as a “Seller” and collectively as the “Sellers”) and Rio Garment, S.A., a Sociedad Anónima formed under the laws of Honduras (“Rio”). The parties hereto individually are referred to sometimes as a “Party” and collectively as the “Parties.”

BACKGROUND

A.     Gren, Minor Valle (“Valle”), Sellers and Rio entered into a Stock Purchase Agreement (as amended, the “Agreement”) dated as of April 10, 2015 (the “Execution Date”) pursuant to which the Gren and Valle agreed to purchase all of the issued and outstanding capital stock of Rio.

B.     The Agreement was amended on May 14, 2015 pursuant to Amendment No. 1 to Stock Purchase Agreement.

C.     On the date hereof, Gren, Valle, Holdings and Holdco entered into an Assignment and Assumption of Rights Under and Joinder to Stock Purchase Agreement (the “Assignment Agreement”) pursuant to which, among other things: (i) Valle and Gren assigned all of their rights under the Agreement to Holdco and Holdings, (ii) Holdings and Holdco agreed to assume all of Valle’s and Gren’s rights, obligations, remedies, privileges, and claims under the Stock Purchase Agreement, (iii) Holdings and Holdco agreed to join and become a party to the Agreement as a "Buyer" thereunder and agreed to be jointly and severally liable for the obligations of the Buyers pursuant to or relating to the Agreement, (iv) Valle and the parties hereto entered into a Mutual Release Agreement pursuant to which Valle was released from his obligations under the Agreement, (v) Gren agreed to remain a party to the Agreement, to provide a guaranty and to remain jointly and severally liable for the obligations of the Buyers under the Agreement, (vi) Gren agreed to pledge shares of Hampshire common stock as further collateral for Gren's obligations under the guaranty to be issued by Gren pursuant to the Agreement and (vii) Sellers and Rio consented to the assignment.

D.     The Parties desire to amend the Agreement on the terms set forth herein.

E.     The Parties desire to close the transactions contemplated by the Agreement as of the date hereof.

F.     Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement.

NOW, THEREFORE, intending to be legally bound, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.     All references in the Agreement to “Buyers” shall mean Holdco and Holdings. Holdings and Holdco shall be jointly and severally liable for the obligations of the Buyers pursuant to or relating to the Agreement.

2.     Gren shall remain a party to the Agreement and shall remain jointly and severally liable for the obligations of the Buyers under the Agreement, including without limitation, the obligations under the Gren Guaranty (as defined below) to be delivered pursuant to the Agreement and the indemnification obligations under the Agreement. This Amendment shall not limit or otherwise diminish Gren's obligations under the Agreement, nor shall it limit or otherwise diminish the rights of the Sellers (vis a vis Gren or otherwise) under the Agreement.

3.     The Closing under the Agreement shall take place on the date hereof, which shall be the “Closing Date” for the purposes of the Agreement.

4.      The Parties confirm and agree that as of the date hereof, Sellers have received the full amount of the Closing Purchase Price as follows:

Nature of Payment	Amount
Amendment Date Payment paid pursuant to Section 2.1.1.1 of the Agreement	$500,000
Assignment of New Accountants Receivable pursuant to Section 2.1.1.2 of the Agreement that have been collected	$2,766,139
Assignment of New Accountants Receivable pursuant to Section 2.1.1.2 of the Agreement that have not yet been collected (the “Uncollected A/R”)	$985,917
Less 5% reserve (the “Reserve”) on uncollected A/R	-$49,296
Wire payment by Buyers received by Sellers on August 21, 2015	$797,240
Total Closing Purchase Price paid	$5,000,000

5.     In the event that Sellers receive more than $936,621 in payment of the Uncollected A/R, Sellers shall remit such amount to Rio within 30 days after receipt.

6.     The Parties confirm and agree that as of the date hereof, Sellers have incurred certain expenses of Rio which shall be reimbursed by Buyers and Gren as follows:

Expense/Payment	Amount
Expenses incurred by Sellers on behalf of Rio	$449,791
Wire payment by Buyers received by Sellers on August 21, 2015	-$68,204
Amount expected to be collected by Sellers from Life is Good (“LIG Receivable”)	-$72,700
Amount expected to be collected by Sellers from MGF chargeback reversal (“MGF Receivable”)	-$35,000
Net remaining expenses (“Remaining Expenses”)	$273,887

7.     Rio, Buyers and Gren hereby assign the LIG Receivable and the MGF Receivable to Sellers. Sellers acknowledge receipt of $67,052 of the LIG Receivable as of the date hereof.

8.     The Remaining Expenses shall be evidenced by a Promissory Note in the form attached hereto as Exhibit A (“Expense Promissory Note”) which shall be executed and delivered by Rio as “Maker” to Hampshire at Closing.

9.     From and after the date hereof, Sellers may at any time and from time to time, by written notice to Buyers and Gren, demand payment of all or any portion of the following items (collectively, the “Demand Obligations”) to the extent not then received:

a.	Uncollected A/R less than $936,621 (except that Sellers may not make demand for any item of Uncollected A/R unless such item is at least 30 days past due under the terms of such receivable);
b.	LIG Receivable; and
c.	MGF Receivable.

Buyers and Gren shall, on a joint and several basis, pay any amount so demanded within 30 days after receipt of the demand notice. Following receipt of payment in full as provided in the immediately preceding sentence, Sellers shall assign any of the remaining underlying receivables to Rio.

10.     In lieu of the Guaranty contemplated by Section 2.1.2 of the Agreement, at Closing, Gren and his spouse shall execute and deliver a Guaranty Agreement in the form attached hereto as Exhibit C (“Gren Guaranty”).”

11.     As further security for the obligations under the Gren Guaranty, at Closing, Gren shall execute and deliver the Pledge and Security Agreement in the form attached hereto as Exhibit D (“Pledge Agreement”), and shall execute and deliver such other deliverables as are contemplated by the Pledge Agreement.

12.     Attached hereto is Exhibit 2.2 – Rio Related Accounts Payable, which sets forth the Rio Related Accounts Payable, i.e., all of the accounts payable and other Obligations of any Seller related to the Rio Business as of the date hereof, as required by Section 2.2 of the Agreement. Promptly after Closing, Sellers, Rio, Buyers and Gren shall send a notice to each of the account creditors set forth in Exhibit 2.2 to the effect that: (a) Buyers and Gren have completed the purchase of the stock of Rio, (b) Rio has assumed the Rio Related Accounts Payable to such vendor, setting forth the amounts and aging of such accounts payable, and describing the terms of any agreements or understandings as to payments terms between or among Gren, Rio, the Buyers and such vendors, (c) stating that neither Hampshire nor International shall have any further liability for such accounts payable and (d) stating that, in the absence of the written consent of the President or Chief Operating Officer of Hampshire (which may be withheld in their sole and absolute discretion), all payments received by such vendor from Rio, Buyers or Gren shall be applied to the oldest payables set forth in such letter until all such payables have been paid in full.

13.     In addition to the representations and warranties of Buyers and Gren set forth in the Agreement, Gren and each of the Buyers, jointly and severally, represent and warrant to Sellers as follows: (a) None of Rio, Gren or Buyers have incurred, or caused any Seller to incur or guarantee, any accounts payable or other Obligations in the name of any Seller since April 10, 2015; (b) All accounts payable or other Obligations related to Rio or the Rio Business incurred since April 10, 2015 have been incurred in the name of Rio, Gren or Buyers; and (c) Exhibit 2.2 sets forth all of the Rio Related Accounts Payable as of the date hereof.

14.     Attached hereto as Exhibit 2.2 is the final list of Rio Related Accounts Payable and accounts payable of Rio as of April 10, 2015.

15.     Attached hereto as Exhibit 2.4 is the final list of Rio Transferred Accounts Receivable, New Accounts Receivable and the Honduran Accounts Receivable.

16.     Attached hereto as Exhibit 2.5 is the final list of the Overruns and Seconds.

17.     Attached hereto as Exhibit 2.6 is the final list of the Vendor Prepaid Expenses.

18.     Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall control.

19.     This Amendment may be executed in any number of counterparts (including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form), each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart hereof.

20.     This Amendment is made under, and shall be construed and enforced in accordance with, the substantive Laws (without giving effect to principals of conflicts of Law) of the State of New York, applicable to agreements made and to be performed solely therein.

21.     In view of the fact that each of the Parties hereto have been represented by their own counsel and this Amendment has been fully negotiated by all Parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Amendment.

[continued and to be signed on following page]

This Amendment has been executed as of the Amendment Date stated above.

Gren

/s/ David Leif Gren
DAVID LEIF GREN

Buyers:

RIO ASSET HOLDINGS, LLC		RIO ASSET HOLDCO, LLC

By:	/s/ David Gren	By:	/s/ David Gren
Name:	David Gren	Name:	David Gren
Title:	President	Title	Title: President

Sellers

HAMPSHIRE GROUP, LIMITED		HAMPSHIRE INTERNATIONAL, LLC

By:	/s/ Paul M. Buxbaum	By:	/s/ Paul M. Buxbaum
	Paul M. Buxbaum		Paul M. Buxbaum
	Chief Executive Officer		Chief Executive Officer

Rio

RIO GARMENT, S.A.

By:	/s/ David Leif Gren
David Leif Gren
President

[Signature Page to Amendment No. 2 to Stock Purchase Agreement]